      As filed with the Securities and Exchange Commission on May 12, 1999

                                               Registration No. 333-
                                                                    -----------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         PEPTIDE THERAPEUTICS GROUP PLC
             (Exact name of registrant as specified in its charter)

       ENGLAND AND WALES                                    N/A
 (State or other jurisdiction              (I.R.S. Employer Identification No.)
     of incorporation)

            Peterhouse Technology Park, 100 Fulbourn Road, Cambridge,
                             United Kingdom, CB1 9PT
                    (Address of Principal Executive Offices)

                OPTIONS ASSUMED BY PEPTIDE THERAPEUTICS GROUP PLC
               IN CONNECTION WITH THE ACQUISITION OF ORAVAX, INC.
                          ORIGINALLY GRANTED UNDER THE
                       ORAVAX, INC. 1990 STOCK OPTION PLAN
                           AND 1995 STOCK OPTION PLAN
                            (Full title of the plan)

                                 DR. JOHN BROWN
                                 Chief Executive
                         Peptide Therapeutics Group plc
                           Peterhouse Technology Park,
                                100 Fulbourn Road
                           Cambridge, CB1 9PT, England
                               011-44-1223-275-300
            (Name, address and telephone number of agent for service)

                                 with copies to:

                              MICHAEL LYTTON, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0303



                         CALCULATION OF REGISTRATION FEE

----------------------------------- ------------------ ------------------ ------------------- ------------------
    Title of Securities to be           Amount to be    Proposed Maximum    Proposed Maximum      Amount of
            Registered                   Registered    Offering Price Per  Aggregate Offering   Registration Fee
                                                           Share (2)           Price (2)
----------------------------------- ------------------ ------------------ ------------------- ------------------
Ordinary shares, nominal value
10 pence each                       618,797 shares (1)       $5.483            $3,392,864            $943
----------------------------------- ------------------ ------------------ --------------------- ----------------


(1) Such shares represent options assumed by the Registrant pursuant to a Restated Agreement and Plan of Acquisition dated as of November 10, 1998, as amended, by and among Registrant, Peach Acquisition Corp.
         and OraVax, Inc.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and based on the weighted average exercise price of the outstanding options.

                             INTRODUCTORY STATEMENT

         This Registration Statement on Form S-8 is being filed to register 618,797 ordinary shares, nominal value 10 pence per share ("Peptide Ordinary Shares"), of Peptide Therapeutics Group plc (the "Registrant"), a corporation organized under the laws of England and Wales, issuable upon the exercise of options assumed by the Registrant in connection with its acquisition of OraVax, Inc., ("OraVax") a Delaware corporation, effective as of May, 11, 1999. These options were originally granted to employees and directors under the 1990 Stock Option Plan and 1995 Stock Option Plan of OraVax.

         Pursuant to the Restated Agreement and Plan of Acquisition dated as of November 20, 1998, as amended, by and among the Registrant, OraVax and Peach Acquisition Corp., a wholly owned subsidiary of the Registrant ("Merger Sub"), Merger Sub merged with and into OraVax whereupon OraVax became a wholly-owned subsidiary of the Registrant. Under the terms of the Merger Agreement, each outstanding share of common stock of OraVax was converted into 0.50913 (the "Exchange Ratio") Peptide Ordinary Shares. In addition, each outstanding option to purchase OraVax Common Stock ("OraVax Option") is exercisable upon the same terms and conditions as under such OraVax Option (including term, exercisability and vesting schedule) for the number of Peptide Ordinary Shares equal to the number of shares of OraVax Common Stock that could have been purchased under the OraVax Option multiplied by the Exchange Ratio, at a price per share of Common Stock equal to the OraVax Option exercise price divided by the Exchange Ratio.

                                     PART I.

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         The information to be provided to employees pursuant to this Item is included in documents sent or given to the former employees of OraVax pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The written statement required to be provided to employees pursuant to this Item is set forth in the Prospectus referenced in Item 1 above.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by the Registrant, are incorporated herein by reference and shall be deemed to be a part hereof:

         (a) Prospectus, dated April 12, 1999, contained in the Registration Statement on Form F-4 of Peptide Therapeutics Group plc (Commission File No. 333-72077);

         (b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998;

         (c) The description of the Registrant's Ordinary Shares, nominal value 10 pence per share, contained in the Registration Statement on Form F-4 of Peptide Therapeutics Group plc (Commission File No. 333-72077), including any amendment or report filed for the purpose of updating such description.

         All documents filed after the date of this registration statement by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 155 of the Registrant's Articles of Association provides:
"Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which he may otherwise be entitled, every director, alternate director, secretary, auditor or other officer of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses, damages and liabilities incurred by him in or about the execution of his duties or the exercise of his powers or otherwise in relation thereto including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether criminal or civil, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company in which judgment is given in his favor or in which he is acquitted, or which are otherwise disposed of without any finding or admission of material breach of duty on his part or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company." Pursuant to the provisions of Section 310(3) of the Companies Act 1985 (as amended by the Companies Act 1989) the Company may purchase and maintain insurance to indemnify any director, officer, manager or auditor of the Company, or any company which is a member of the Group. Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides as follows:

         "310. Provisions exempting officers and auditors from liability

         (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

         (2) Except as provided by the following subsection, any such provision is void.

         (3) This section does not prevent a company

              (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

              (b) from indemnifying any such officer or auditor against any liability incurred by him;

                   (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

                   (ii) in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

         Section 727 of the Companies Act 1985 provides as follows:

         "727. Power of court to grant relief in certain cases

(1) "If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability in such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

         These indemnification provisions may be sufficiently broad to permit indemnification of the Company's executive officers and directors for liabilities arising under the Securities Act.

         The Registrant, with approval of the Registrant's Board of Directors, maintains director and officer liability insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         See Exhibit Index immediately following signature pages.

ITEM 9.  UNDERTAKINGS.

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 of 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, PROVIDED, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, England, on May 11, 1999.


                                  PEPTIDE THERAPEUTICS GROUP PLC



                                  By: /s/ Gordon Cameron
                                     ---------------------------
                                     Gordon B. Cameron
                                     Finance Director

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John R. Brown, Gordon B. Cameron and Alan Dalby, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                        TITLE                          DATE

/s/ John R. Brown                 Chief Executive                May 11, 1999
-----------------------    (Principal Executive Officer)
John R. Brown


/s/ Gordon B. Cameron            Finance Director                May 11, 1999
-----------------------     (Principal Financial and
Gordon B. Cameron          Principal Accounting Officer)


/s/ Alan G. Goodman            Non-Executive Chairman            May 11, 1999
-----------------------
Alan G. Goodman


/s/ Nicolas Higgins             Commercial Director              May 11, 1999
-----------------------
Nicolas Higgins


/s/ Alan Dalby                 Non-Executive Director            May 11, 1999
-----------------------
Alan Dalby


/s/ Sir Brian Richards         Non-Executive Director            May 11, 1999
-----------------------
Sir Brian Richards


/s/ Alan Smith                 Non-Executive Director            May 11, 1999
-----------------------
Alan Smith


/s/ Alan Dalby             Authorized U.S. Representative        May 11, 1999
-----------------------
Alan Dalby

EXHIBIT INDEX


  EXHIBIT
   NUMBER                             DESCRIPTION
   ------                             -----------
    4.1       Memorandum and Articles of Association of Peptide Therapeutics
              Group plc. (1)

    5.1 Opinion of Weil, Gotshal & Manges as to the legality of the shares being registered, filed herewith.

    23.1 Consent of Arthur Andersen, independent chartered accountants, filed herewith.

    23.2 Consent of PricewaterhouseCoopers LLP, independent accountants, filed herewith.

    23.3      Consent of Weil, Gotshal & Manges. Included in the opinion filed as
              Exhibit 5.1 hereto.

    24.1 Power of Attorney. Included on the signature page to this Registration Statement.


----------
(1) Filed as an exhibit to the Registrant's Registration Statement on Form F-4 (File No. 333-72077) on February 10, 1999 and incorporated herein by reference.